                                                                      EXHIBIT 12

                            TRANSOCEAN OFFSHORE INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
                          QUARTER ENDED
                            MARCH 31,               YEAR ENDED DECEMBER 31,
                         ----------------- ------------------------------------------
                           1998     1997     1997     1996    1995    1994     1993
                         --------  ------- -------- -------- ------- -------  -------
Earnings:
  Income before income
   taxes and cumulative
   effect of accounting
   change............... $110,014  $40,749 $207,245 $121,652 $75,149 $20,239  $41,074
Less:
  Equity in earnings
   (losses) of joint
   ventures, net of
   distributions
   received.............     (972)   2,442   10,431    2,096   1,839    (339)    (868)
  Interest capitalized
   during the period....    6,643    2,829   18,165    3,482      --      --       --
Add:
  Interest expense......   13,750    7,631   41,018   10,702   2,519   2,027    8,514
  Interest component of
   rental expense.......      638      600    2,552      764     612     789      986
                         --------  ------- -------- -------- ------- -------  -------
    Earnings as
     adjusted........... $118,731  $43,709 $222,219 $127,540 $76,441 $23,394  $51,442
                         ========  ======= ======== ======== ======= =======  =======
Fixed Charges:
  Interest costs,
   including capitalized
   interest............. $ 13,750  $ 7,631 $ 41,018 $ 10,702 $ 2,519 $ 2,027  $ 8,514
  Interest component of
   rental expense.......      638      600    2,552      764     612     789      986
                         --------  ------- -------- -------- ------- -------  -------
    Fixed charges....... $ 14,388  $ 8,231 $ 43,570 $ 11,466 $ 3,131 $ 2,816  $ 9,500
                         ========  ======= ======== ======== ======= =======  =======
Ratio of earnings to
 fixed charges..........      8.3      5.3      5.1     11.1    24.4     8.3      5.4
                         ========  ======= ======== ======== ======= =======  =======
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